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                                                                     Exhibit 4.1

                            KINDER MORGAN G.P., INC.

                                 CERTIFICATE OF
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


         The undersigned, C. Park Shaper, the Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc. (the "General Partner"), in its capacity as the general partner of Kinder Morgan Energy Partners, L.P. (the "Partnership"), does hereby establish the terms of certain debt securities of the Partnership under the Indenture, dated as of January 2, 2001 (the "Indenture"), between the Partnership and First Union National Bank, as Trustee, as follows:

         1. The title of the securities shall be "6.75% Notes due March 15, 2011" (the "6.75% Notes") and "7.40% Notes due March 15, 2031" (the "7.40%
Notes" and collectively with the 6.75% Notes, the "Notes");

         2. The aggregate principal amount of the 6.75% Notes and 7.40% Notes which may be initially authenticated and delivered under the Indenture shall be limited initially to a maximum of $700,000,000 and $300,000,000, respectively, except for 6.75% Notes and 7.40% Notes authenticated and delivered upon registration of, or in exchange for, or in lieu of, other 6.75% Notes and 7.40% Notes, respectively, subject to the right of the Partnership to issue additional principal amount of 6.75% Notes or 7.40% Notes from time to time;

         3. The final maturities of the principal of the 6.75% Notes and the 7.40% Notes are March 15, 2011 and March 15, 2031, respectively; and there is no sinking fund requirement for the Notes;

         4. The 6.75% Notes and the 7.40% Notes shall bear interest at the rate of 6.75% per annum and 7.40% per annum, respectively, which interest shall accrue, in both instances, from March 12, 2001, or from the most recent Interest Payment Date (as defined in the Indenture) to which interest has been paid or duly provided for, which dates shall be March 15 and September 15 of each year, and such interest shall be payable semi-annually on March 15 and September 15, commencing on September 15, 2001, to holders of record at the close of business on the March 1 or September 1, respectively, next preceding each such Interest Payment Date;

         5. The principal of, premium, if any, and interest on, the Notes shall be payable by the Partnership at the office or agency of the Partnership maintained in The Borough of Manhattan in The City of New York, which initially shall be the office of the Trustee;

         6. The principal of, and interest on, the Notes shall be payable by transfer of immediately available funds to a bank account in The Borough of Manhattan in The City of New York designated by the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

         7. The Partnership, at its option, may at any time redeem all or any portion of the
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6.75% Notes or the 7.40% Notes, at a redemption price equal in each case to the greater of (i) 100% of their respective principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points for the 6.75% Notes and 30 basis points for the 7.40% Notes, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption;

         "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Securities.

         "Comparable Treasury Price" means, with respect to any redemption date for a series of Securities, the average of two Reference Treasury Dealer Quotations for such redemption date.

         "Quotation Agent" means the Reference Treasury Dealer the Partnership appoints.

         "Reference Treasury Dealer" means each of Merrill Lynch Government Securities Inc. and Chase Securities Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Partnership will substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

         "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the series of Securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of
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the Comparable Treasury Issue, calculated using a price for the Comparable
Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

         8. First Union National Bank is appointed to be trustee for the Notes, and First Union National Bank, and any other banking institution hereafter selected by the officers of the Partnership, are appointed agents of the Partnership (a) where the Notes may be presented for registration of transfer or exchange, (b) where notices and demands to or upon the Partnership in respect of the Notes or the Indenture may be made or served and (c) where the Notes may be presented for payment of principal and interest;

         9. The 6.75% Notes and the 7.40% Notes are approved in the form attached hereto as Exhibit A and Exhibit B, respectively, and shall be issued upon original issuance in whole in the form of book-entry Global Securities (as defined in the Indenture), and the Depository (as defined in the Indenture) shall be the Depository Trust Company, New York, New York; and

         10. The price to be received by the Partnership from the Underwriters for the 6.75% Notes and the 7.40% Notes shall be 99.055% and 98.873%, respectively.

         IN WITNESS WHEREOF, I have signed my name as of this 12th day of March, 2001.

                                        KINDER MORGAN G.P., INC.



                                        By: /s/ C. Park Shaper
                                           -------------------------------------
                                                C. Park Shaper
                                                Vice President and Chief
                                                Financial Officer